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                                                                      EXHIBIT 11

                                  COMPUSA INC.

                        COMPUTATION OF INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        FISCAL YEAR ENDED
                                                    --------------------------
                                                    JUNE 28, JUNE 29, JUNE 24,
                                                      1997     1996     1995
                                                    -------- -------- --------
Common stock outstanding at beginning of year......  90,216   80,932   78,997
Weighted average number of shares of common stock
 issued during the year............................     619    6,578      800
Incremental shares related to assumed exercises of
 stock options.....................................   3,754    3,710    1,939
                                                    -------  -------  -------
Weighted common and common equivalent shares.......  94,589   91,220   81,736
                                                    =======  =======  =======
Net income......................................... $93,886  $59,665  $24,339
                                                    =======  =======  =======
Income per common and common equivalent share(1)... $  0.99  $  0.65  $  0.30
                                                    =======  =======  =======
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(1) The computation of income per common and common equivalent share on a fully diluted basis does not materially differ from the amounts calculated on a primary basis.